Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly or	Cameron Associates
	Becky Anderson	Kevin McGrath — Institutions
	Investor Relations Department	Phone: (212) 245-4577
	Aastrom Biosciences, Inc.	Alyson Nikulicz — Media
	Phone: (734) 930-5777	Phone: (212) 554-5464
ALAN L. RUBINO ELECTED TO
AASTROM BIOSCIENCES’ BOARD OF DIRECTORS
Ann Arbor, Michigan, September 30, 2005 — Aastrom Biosciences, Inc. (Nasdaq: ASTM) announced today that Alan L. Rubino, a Principal with Watchung Partners, has been elected to the Company’s Board of Directors. He will serve as a Class III Director whose term expires at Aastrom’s Annual Meeting of Shareholders in 2006. Mr. Rubino has been appointed to the Board’s Audit Committee.
“We are excited to welcome Alan Rubino to our Board, as he will be an important industry resource for our Company,” said R. Douglas Armstrong, Ph.D., Chief Executive Officer and Chairman of Aastrom. “He is an experienced senior pharmaceutical and healthcare executive with more than twenty-five years of industry knowledge, and proven accomplishments in the commercialization of primary and specialty pharmaceuticals, strategic and marketing leadership and business development. Alan is well versed in various therapeutic product areas and their respective markets, and he will be a key strategic contributor as Aastrom develops groundbreaking products in the area of human tissue regeneration and moves them toward the marketplace.”
Mr. Rubino is currently a Principal with Watchung Partners, a strategic consulting firm to the pharmaceutical, biotech and healthcare industries. Prior to this, Mr. Rubino was the Executive Vice President and General Manager for the Teams Businesses at PDI, Inc., a diversified sales and marketing services provider to the biopharmaceutical, medical devices and diagnostics industries.
Before joining PDI, Mr. Rubino was Senior Vice President of the Pharmaceuticals Technology and Services Division of Cardinal Health. He joined Cardinal Health as part of the acquisition of BLPG, Inc., a healthcare marketing services company, where he was the Executive Vice President and Managing Director. Prior to joining BLPG, Mr. Rubino had a highly distinguished career with Hoffmann-LaRoche (Roche) where he was a member of the U.S. operating and executive committees since 1992. During his tenure at Roche, he held a series of key executive positions in marketing, sales, operations, and human resource management, culminating in the position of Vice President, Business Operations.
Mr. Rubino received a B.A. in economics from Rutgers University with a minor in biology and chemistry, and completed post-graduate work at University of Lausanne and the Harvard Business School. Additionally, Mr. Rubino serves on the Board of Rutgers Business School for both Newark and New Brunswick.
The addition of Mr. Rubino to the Board immediately fills the position vacated by Ms. Linda Fingerle, who has resigned from the Board of Directors to pursue other professional activities. The Company thanks Ms. Fingerle for her contributions and service.

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Aastrom-Rubino to BOD
September 30, 2005

About Aastrom Biosciences, Inc.
Aastrom Biosciences, Inc. (Nasdaq: ASTM) is developing patient-specific products for the repair or regeneration of human tissues, utilizing the Company’s proprietary adult stem cell technology. Aastrom’s strategic position in the tissue regeneration sector is enabled by its proprietary Tissue Repair Cells (TRCs), a mix of bone marrow-derived adult stem and progenitor cells manufactured in the AastromReplicell® System, an industry-unique automated cell production system. TRCs are the core component of the products Aastrom is developing for severe bone fractures, ischemic vascular disease, jaw reconstruction and spine fusion, with Phase I/II level clinical trials active in the U.S. and EU for some of these indications.
For more information, visit Aastrom’s website at www.aastrom.com.
This document contains forward-looking statements, including without limitation, statements regarding product development objectives, and market development plans, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “should,” and other words of similar meaning. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the results obtained from clinical trial activities, regulatory approval requirements, and the availability of resources. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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